EXHIBIT 10.13

                       DATA PROCESSING SERVICES AGREEMENT


         THIS DATA PROCESSING SERVICES AGREEMENT is made as of this 22nd day of March 1996 (the "Agreement") by and between M&I Data Services, a division of the Marshall & Ilsley Corporation, a Wisconsin corporation ("M&l") and The Columbia Bank, a Maryland corporation, together with any subsidiaries and affiliates for which M&I performs data processing services (collectively referred to as the "Customer").

                                    RECITALS

         WHEREAS, M&I provides data processing services to customers located across the country; and

         WHEREAS, M&I desires to provide data processing services to Customer, and Customer desires to have M&I provide it with such services.

         NOW, THEREFORE, in consideration of the recitals and for the good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Services. M&I shall provide Customer with the data processing services requested by Customer utilizing the version of the banking system software made available from time to time by M&I through the M&I Service Bureau (the "Services"). The functionality of the software and a further description of the Services is set forth in the User Manuals, copies of which have been provided to Customer. Customer shall purchase the data processing services indicated on Exhibit A, from M&I. Unless otherwise agreed in writing between M&I and Customer, and subject to the other provisions of the Agreement, M&I shall make the On-line Services available to Customer, subject to commercially reasonable downtime and maintenance, at times indicated on the M&I On-line Availability Schedule, as modified from time to time.

         2.       Fees  and  Taxes.    Customer  agrees  to pay for the Services
received hereunder as follows:

                  a. Amount of Fees. Commencing on the Conversion Date (as defined in Section 3) and on the first day of each month thereafter through the end of the term of this Agreement, Customer shall pay M&I a fixed monthly fee of fifteen thousand two hundred ($15,200) per month (the "Fixed Monthly Fee") for the Services described on Exhibit A. For Services requested by Customer in addition to those on Exhibit A, Customer shall pay in accordance with M&I's then-current standard published prices. The Fixed Monthly Fee will be adjusted in accordance with the provisions of Exhibit B. Customer also agrees to pay all communication costs, telecommunication charges, printline charges and other output costs and other reasonable and necessary costs, including but not limited to start-up fees, passthrough charges, out-of-pocket expenses, conversion expenses and fees, workshop fees, training fees, as well as late fees or charges billed as miscellaneous on Customer's invoice (the "Miscellaneous Fees"). The M&I standard published prices as of the date of this Agreement are set forth on the fee schedule attached as Exhibit C.

                  b. Additional Charges. In addition to the charges described above or set forth in Exhibits B and C, Customer agrees to pay for any manufacturers, sales, use, excise, personal property, or any other tax or charge, or duty or assessment levied or assessed by any governmental authority upon or as a result of the execution or performance of any service pursuant to this Agreement or materials furnished with respect to the Agreement, except those taxes based on M&l's net income.

                  c. Terms of Payment. Customer shall pay the Fixed Monthly Fee on the first day of the month in which the Services are to be performed. Any other amounts due hereunder shall be paid within thirty (30) days of invoice, unless otherwise provided herein. To effect the payment for the Fixed Monthly Fee only, Customer hereby


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authorizes M&I to initiate debit entries from and, if necessary,  initiate credit entries and adjustments to Customer's account at the depository designated in the ACH Authorization Agreement. Debit entries for the Fixed Monthly Fee will be made on the first day of each month for which Services will be rendered under the Agreement. In the event that a payment day is a nonbusiness day, entries will be made on the first preceding business day. Customer shall authorize, on the attached ACH Authorization Agreement, debits from and credits to its account for payment for Services received under the Agreement. The Customer shall also pay any collection fees and reasonable attorneys' fees incurred by M&I in collecting payment of the charges and any other amounts for which Customer is liable under the terms and conditions of this Agreement.

                  d. Modification of Terms and Pricing. If Customer is in default as defined in Section 11 and M&I elects to continue to perform the Services, Customer agrees to pay M&I all unamortized conversion expenses in advance of M&I performing any additional Services (using a sixty (60) month straight-line amortization schedule). As of the date of the Agreement, estimated unamortized conversion expenses are detailed on Exhibit B. In addition, Customer agrees that all charges for Services shall be computed using M&I's then-current standard published prices, paid in advance as determined by M&I. M&I may terminate the provision of the Services to Customer in the event of Customer's uncured default after providing Customer at least one hundred twenty (120) days' prior notice.

         3.       Term.

                  a. Initial Term. This Agreement shall be effective upon execution by both parties, and both parties will promptly undertake the conversion activities necessary to process Customer's data. M&I currently anticipates, subject to Customer's timely and satisfactory completion of its responsibilities described in the M&I Conversion Manual and in the Conversion Schedule to be established by M&I, and agreed to by Customer, that all conversion activities will be completed on September 16,1996 (the "Conversion Date"). The term of this Agreement shall continue for a period of ninety-six
(96) months from the Conversion Date.

                  b. Renewal Obligations. During any renewal term, or for any Services provided after the end of the initial term, whether or not the Agreement is renewed, Customer agrees that the terms of this Agreement shall continue to apply, except that all charges for Services shall be computed using M&I's then-current standard published prices paid in advance as determined by M&I. At M&I's option, such Services shall be provided by M&I on a month-to-month basis.

         4. Affiliates. All processing for Customer and Customer's subsidiaries and affiliates which M&I does shall be included as part of the Services provided under this Agreement and shall be done in accordance with the terms and conditions of this Agreement. Customer agrees that it is responsible for assuring compliance with the Agreement by its affiliates and subsidiaries. Customer agrees to be responsible for the submission of its affiliates' data to M&I for processing and for the transmission to Customer's affiliates of such data processed by and received from M&I. Customer agrees to pay any and all fees owed under this Agreement for Services hereunder.

         5.       Confidentiality  and Ownership.   Except  as  permitted  under
Section 25(k) herein, both parties will, to the extent and in accordance with their policies used to protect their own information of similar importance, use their best efforts to refrain from and prevent the use of or disclosure of any confidential information (including, but not limited to, financial information, product lists and descriptions, pricing schedules, customer lists and methods of doing business) of the other party, disclosed or obtained by such party while performing its obligations under this Agreement, except when such use or disclosure is for the purpose of providing the Services. Neither party will have an obligation of confidentiality with regard to any information insofar as the same: (1) was known to such party prior to disclosure; (2) is or becomes publicly available other than as a result of a breach of this Agreement; or (3) is disclosed to such party by a third party not subject to an obligation of confidentiality. Nor shall the obligation of confidentiality occur where disclosure is made pursuant to: (1) any law of the United States or any state thereof; (2) the order of any court or governmental agency; or (3) the rules and regulations of any governmental agency.

                  Customer may reproduce and distribute any or all M&I's documentation, including User Manuals, solely for its own internal use. Customer recognizes, however, that such documentation may be copyrighted, trademarked, patented, or otherwise protected by M&I. Customer will not undertake to reproduce for distribution or distribute such documentation to any other third party. Any modifications made to such documentation by Customer for the purpose of customization are acknowledged to be solely at the risk of Customer, and M&I shall not be liable to Customer for any inaccuracies arising therefrom. The distribution of modified documentation is subject to the same


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restrictions and shall further contain an  acknowledgment  of M&I's copyright and other protected proprietary interests in such documentation.

                  The obligation of the parties under this Section 5 shall survive the termination of the Agreement.

         6. Programming. M&I reserves the right to determine the programming (whether hardware or software) utilized with the equipment used in fulfilling its duties under this Agreement. All programs (including ideas and know-how and concepts) developed by M&I are and remain its sole property.

         7. Equipment. Customer shall obtain and maintain at its own expense such data processing and communications equipment as may be necessary or appropriate to facilitate the proper use and receipt of the Services. M&I and Customer will mutually determine the equipment and network configuration required for Customer to utilize the Services. Customer shall pay all installation, monthly, and other charges relating to the installation and use of communications lines in connection with the Services. M&I shall not be responsible for the continued availability of the communications lines used by Customer in accessing the Services. M&I maintains a network control center with diagnostic capability to monitor communication line reliability. M&I agrees to communicate any service deficiencies to vendors of which M&I is, or becomes, aware. A copy of the proposed network configuration is attached hereto as Exhibit D.

         8.       Supplies.    Customer  shall  pay  for  all  supplies  used in
connection with the Services. All forms, supplies, or materials used in processing Customer's items and input data shall meet M&I's specifications as set forth in the User Manuals and any updates thereto.

         9. Systems Modification: Amendment of Services. M&I may modify, amend, enhance, update, or provide the appropriate replacement for any of the Services, the software used to provide the Services, or any element of its systems at any time to: (a) improve the Services or (b) facilitate the continued economic provisions of the Service. M&I may, at any time, withdraw any of the Services upon providing one hundred twenty (120) days' prior written notice to Customer; provided, however, there shall be no material reduction in the functionality of the core elements of M&I's Integrated Banking System Software (Deposit System, Loan System, Customer Information System). M&I may also terminate any of the Services immediately upon any regulatory, legislative, or judicial determination that providing such Services is inconsistent with applicable law or regulation or upon imposition by any such authority of restrictions or conditions which would materially alter the economic or other benefits to M&I or Customer to any element of the Services.

         10.      Disaster  Recovery.  M&I maintains,   and  shall  continue  to
maintain throughout the term of this Agreement, off-site disaster recovery capabilities which permit M&I to recover from a disaster and continue providing Services to Customers within a commercially reasonable period. An executive summary of the current disaster recovery plan, which may change from time to time, is available upon request from M&I at no charge. M&I shall test the operation and effectiveness of its disaster recovery plan at least annually. M&I maintains, and shall continue to maintain throughout the term of this Agreement, a backup power supply system to guard against electrical outages.

         11. Events of Default. It shall be an Event of Default on the part of the Customer if: (a) Customer is insolvent, or a receiver or conservator shall be appointed with respect to the Customer; or (b) Customer shall fail to pay any sum due M&I within the prescribed time; or (c) if the Customer shall fail to perform any of its other covenants or obligations under this Agreement where the failure of Customer to perform has a material adverse impact on M&I. It shall be an Event of Default on the part of M&I if: (a) M&I is insolvent, or a receiver or conservator shall be appointed with respect to M&I; or (b) M&I shall fail to perform any of its obligations under this Agreement where the failure of M&I to perform has a material adverse impact on Customer and is material to the provision of the Services. The defaulting party shall have ten (10) days from the date of receipt of notice from the nondefaulting party of nonpayment or nonperformance to cure such an Event of Default, before the nondefaulting party may exercise any remedies it may have as a result of the Event of Default.

         12.      Remedies Upon Default  Limitation of  Liabilities.  If an
Event of Default occurs on the part of the Customer, and is not cured within the ten (10) day period prescribed in Section 11, M&I may (a) terminate this Agreement; (b) terminate access to its central processing unit by the Customer; and (c) declare all amounts payable under this Agreement to be immediately due payable and file suit for or otherwise obtain payment from the Customer of any fees or other sums due it pursuant to this Agreement, plus any actual damages to its equipment or systems caused by the Customer's actions, failures to act, equipment, systems, or communication facilities. If an Event of Default occurs on the part of M&I, and is not cured within the ten (10) day period prescribed in Section 11, the Customer may only: (a) terminate this Agreement and (b) file suit or otherwise obtain payment of an aggregate amount of fees paid by the Customer to M&I hereunder during the four (4) months immediately preceding the Event of Default. Either party may also seek equitable remedies, including, without limitation, specific performance and injunctive relief, for a breach of Section 5 of this Agreement. M&I and the Customer agree that these damage provisions are reasonable in light of all present predictable circumstances (including expectable actual damages in that the fees to be charged by M&I hereunder do not include amounts sufficient to insure against greater claims). M&I and Customer expressly waive all claims for additional, incidental, consequential, compensatory, or punitive damages and agree that the remedies set forth in this Agreement shall be the sole and exclusive remedies of the parties. No lawsuit or other action may be brought by either party hereto or on any claim or controversy based upon or arising in any way out of this Agreement after one (1) year from the date of the occurrence allegedly giving rise to the action, except for nonpayment of sums due to M&I by Customer. M&I agrees that except in the case of an Event of Default
relating  to  a  breach  by  the  Customer  of  its   confidentiality
obligations under Section 5 of this Agreement, M&I will not exercise its remedy to terminate Customer's access to the M&I central processing unit so long as: (a) Customer is current in the payment of all amounts due M&I as reflected on M&I's last invoice to Customer; and (b) only exercise such remedy after providing Customer with one hundred twenty (120) days' prior written notice.

         13.      Termination.

                  a. End of Initial Term. This Agreement shall automatically be extended at the end of the initial ninety-six (96) month term for an additional eighteen (18) month renewal term, unless the Customer gives M&I at least one hundred eighty (180) days' prior written notice of its intent to terminate, which notice may be given during the initial term of the Agreement.

                  b. Renewal Term. During the renewal term, this Agreement shall be automatically extended for an additional one (1) month on each monthly anniversary date so that the term shall always be not less than one (1) month less than eighteen (18) months, unless either party gives written notice to the other party of intent to terminate, in which event the automatic monthly renewals will end and the Agreement will terminate at the end of the unexpired portion of the term in existence on the date notice to terminate is given.

                  c. Termination Upon Default. This Agreement may also terminate upon an Event of Default and failure to cure beyond applicable cure periods at the option of the nondefaulting party as set forth in Section 12 hereof.

                  d. Termination by Customer. Customer may terminate this Agreement at any time, and without cause, by giving M&I at least one hundred eighty (180) days' prior written notice and paying M&I the then-applicable buyout amount set forth in Section 21.

                  e. Termination for Change in Control of M&I. In the event M&I is acquired by any entity not now in control of M&I (by definition any entity not now in control of M&I who subsequently acquires more than fifty percent (50%) of the voting power or outstanding capital of M&I) such acquiring entity may not convert Customer to another processing platform without Customer's consent. Such conversion without Customer's consent shall entitle Customer to terminate this Agreement with six (6) months prior notice and without payment of any buyout amount or deconversion cost. A public offering of M&I stock shall not be construed as a change in control of M&I.

         14. Regulatory Assurances. M&I and Customer acknowledge and agree that the performance of these Services will be subject to regulation and examination by Customer's regulatory agencies to the same extent as if such Services were being performed by Customer. Upon request, M&I agrees to provide any appropriate assurances to such agency and agrees to subject itself to any required examination or regulation. Customer agrees to reimburse M&I for reasonable costs actually incurred due to any such examination or regulation that is performed solely for the purpose of examining data processing services used by Customer.

                  a. Notice Requirements. The Customer shall be responsible for complying with all regulatory notice provisions to any applicable governmental agency, which shall include providing timely and adequate notice to the Chief Examiner of the Federal Home Loan Bank Board, the Office of Thrift Supervision. the Office of the Comptroller of the Currency, The Federal Deposit Insurance Corporation, the Federal Reserve Board, or their successors, as applicable (collectively, the "Federal Agency"), as of the effective date of Services under this Agreement, as required, identifying those records to which this Agreement shall apply and the location at which such Services are to be performed.

                  b. Examination of Records. The parties agree that the records maintained and produced under this Agreement shall, at all times, be available for examination and audit by governmental agencies having jurisdiction over the Customer's business, including (without limitation) the Federal Agency. The Director of Examinations of the Federal Agency or his designated representative shall have the right to ask for and to receive directly from M&I any reports, summaries, or information contained in or derived from data in the possession of M&I related to the Customer. M&I shall notify Customer as soon as possible of any formal request by an authorized governmental agency to examine Customer's records maintained by M&I, if M&I is permitted to make such a disclosure to Customer under applicable law or regulations. Customer agrees that M&I is authorized to provide all such described records when formally required to do so by this authorized governmental agency.

                  c. Fidelity Bonds. Throughout the term of the Agreement, M&I shall maintain fidelity bond coverage of not less than one million dollars ($1,000,000) for M&I and its employees, if required.

                  d. Notice of Changes. Customer shall give to the Director of Examinations of the Federal Agency at least thirty (30) days' notice of the termination of this Agreement or of any material changes in the Services to be provided hereunder, if required.

                  e. Insurance. Throughout the term of this Agreement, M&I shall maintain insurance coverage (or shall be self-insured) for losses from fire, disaster, and other causes contributing to interruption of the Services. M&I shall maintain in force at all times during the term of this Agreement such insurance as will protect it from claims under Worker's Compensation acts for damages due to bodily injury or death and liability insurance sufficient to protect it from claims for liability to others for damages due to bodily injury, death or damage to property or others. Such insurance shall be written for not less than the following limits:

                           (1)      Worker's Compensation--statutory limits.

                           (2)      Liability Insurance:

                                    (a)     Bodily Injury--not less than
                                            $5,000,000 for each occurrence.
                                    (b)     Property Damage Liability not less
                                            than $250,000 for any occurrence.
                                    (c)     Financial Institution Bond coverage
                                            for not less than $5,000,000 for
                                            each occurrence.

                           (3) Motor Vehicle Insurance--shall be provided for not less than $5,000,000 for any occurrence involving bodily injury and/or property damage.

                           (4) In addition, M&I will maintain Umbrella Coverage of $5,000,000 for any occurrence.

         The proceeds of all such insurance shall be payable to M&I. Nothing in this Agreement shall be construed to permit Customer to receive any of such proceeds, or to be named as an additional loss payee under any insurance polity.

                  f. Financial Information. Customer agrees to provide M&I with a copy of the call report filed with the Federal Agency simultaneously with its filing with the Federal Agency, and to provide such additional financial information as to its creditors or others as M&I may reasonably request.

         15. Transportation and/or Transmission of Data. The responsibility and expense for transportation and/or transmission of and risk of loss of data and media to and from M&I's datacenters shall be borne by Customer. M&I will notify Customer of the time by which Customer's data and media must be delivered to M&I for processing for M&I to provide Customer's processed data within the time period indicated by M&I.

         16.      Responsibility.

                  a.       General.   M&I  agrees  to  perform  the  Services
in a commercially reasonable manner, which is similar to the services provided to other M&I customers, and no other or higher degree of care. Except as otherwise described herein, M&I assumes no other obligation as to performance or quality of the Services provided, all other risks of error being expressly assumed by Customer. M&I shall not be responsible for loss or damage due to delays in processing or in the delivery of processed data as a result of any of the causes excused by Section 19 hereof. M&I WILL IN NO EVENT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES INCURRED BY CUSTOMER INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR BUSINESS OPERATION LOSS, REGARDLESS OF WHETHER M&I WAS ADVISED OF THE POSSIBLE OCCURRENCE OF SUCH DAMAGES.

                  b. Reliance on Data Supplied. M&I will process items and data and perform those Services described in this Agreement on the basis of information furnished by Customer. M&I shall be entitled to rely upon any such data, information, or instructions as provided by Customer. If any error results from incorrect input supplied by Customer, Customer shall be responsible for discovering and reporting such error and supplying the data necessary to correct such error to M&I for processing at the earliest possible time. Customer will indemnify and hold M&I harmless from any cost, claim, damage, or liability (including attorneys' fees) whatsoever arising out of such data, information or instructions, or any inaccuracy or inadequacy therein. Customer assumes all risk of loss, delay, and miscommunication in the transportation or transmission by electronic means of data and information from any terminal or remote unit unless the same is caused by or attributable to any act or omission on M&I's part, which act or omission does not meet the standard of care in Section 16(a), or was caused by or attributable to any gross negligence or willful failure on M&I's part to comply with its obligations under this Agreement.

                  c. Data Backup. Customer shall maintain adequate records including microfilm images of items being transported to M&I for at least ten (10) business days' backup on magnetic tape or other electronic media where transactions are being transmitted to M&I, from which reconstruction of lost or damaged items or data can be made. Customer assumes all responsibility and liability for any loss or damage resulting from failure to maintain such records.

                  d. Audit. M&l shall cause a third-party review of its data processing systems and Services to be conducted annually by its independent auditors. M&I shall provide Customer one copy of the report resulting from such review.

                  e.       Regulatory   Compliance.   Customer  is  responsible
for determining that the Services performed in its behalf, any forms which are used with its customers, and all records it retains comply with all applicable laws. When used properly by the Customer, M&I software used to provide the Services will provide the Customer with information required by and in compliance with Federal law and regulations applicable to the transactions or accounts processed by M&I, and, to the best of M&I's knowledge, applicable state laws and regulations. Should Customer determine that other information from the Services M&I provides is needed in order to comply with applicable federal or state laws and regulations, Customer's sole remedy, and M&I's sole obligation shall be for M&I to provide the ability to process the information requested from the Customer as promptly as is commercially practicable. M&I agrees that with respect to changes required as a result of changes in state and Federal law, such changes shall be undertaken as a priority project based on the regulatory deadline imposed for compliance.

                  f. Balancing and Controls. On a daily basis, Customer shall review all input and output, controls, reports, and documentation, to ensure the integrity of data processed by M&I. In addition, Customer shall, on a daily basis, check exception reports to verify that all file maintenance entries and nondollar transactions were correctly entered. Customer is responsible for initiating timely remedial action to correct any improperly processed data which these reviews would disclose.

                  g. Service Deficiencies. If Customer is aware that a defect exists in a Service, Customer shall be responsible for making whatever appropriate adjustments may thereafter be necessary until M&I corrects the defect and, if requested by Customer, M&I will, at M&I's expense, assist Customer in making such corrections through the most cost-effective means, whether manual, by system reruns, or program modifications. M&I will, where


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reasonable,  make every effort to correct any known  material  defect as soon as commercially reasonable at M&I's expense.

         17. Ownership of Data. Customer is the owner of all of its data supplied by Customer to M&I for processing hereunder, as well as the resulting processed data. Customer acknowledges that it has no rights in any of the software, systems documentation, guidelines, procedures, and similar related materials or any modifications thereof except with respect to M&I's use of the same during the term of this Agreement to process data. Upon termination of this Agreement, M&I shall provide Customer with all copies of Customer's data in a format that is being used by M&I at that time for processing such data. Prior to the release of the Customer's data: (a) all amounts owed under this Agreement by Customer to M&I shall be current and paid in full, and (b) Customer shall pay M&I its "Estimated Deconversion Expenses" as described below. Customer agrees to pay M&I for M&I's work in providing such data at M&I's rates then in effect for computer and personnel time, supplies, and other items as required, and Customer further agrees to pay M&I for any and all charges associated with the deconversion of Customer's data based on M&I's then-current charges for such Services. M&I shall make a good faith estimate of all of such costs, expenses, and charges which shall be paid by Customer in advance (the "Estimated Deconversion Expenses"). The difference, if any, between the actual expenses and the prepaid Estimated Deconversion Expenses shall be promptly paid after determination.

         18.      Warranties.   M&I represents and warrants that:

                  a. Capability of Computer Systems and Software. M&I's computer systems (hardware and software) are capable of performing the Services in accordance with the provisions of this Agreement. The software used to provide the Services will operate substantially in accordance with the specifications and documentation for the software as modified from time to time to incorporate enhancements or modifications of the software to provide the Services.

                  b. Quality of Service. The reports and Services made available to Customer shall be in substantial conformity with the User Manuals, as amended from time to time, copies of which have been, or will be, provided to Customer.

                  c. Property Rights. M&I has the right to provide the Services hereunder, using all computer software required for that purpose.

                  d. Organization and Approvals. M&I is a validly organized corporate entity with valid authority to enter into this Agreement. This Agreement has been duly authorized by all necessary corporate action.

                  e. Disclaimer of Warranties. EXCEPT AS DESCRIBED IN THIS AGREEMENT, M&I DISCLAIMS ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESSED OR IMPLIED INCLUDING, WITHOUT LIMITING THE GENERALlTY OF THE FOREGOING, ANY WARRANTY OF MERCHANTABILlTY OR FITNESS FOR A PARTICULAR PURPOSE.

         19. Force Majeure. M&I shall not be liable to Customer if M&I's fulfillment or performance of any terms or provisions of this Agreement is delayed or prevented by revolution or other civil disorders, wars, acts of enemies, strikes, electrical equipment or availability failure, labor disputes, fires, floods, acts of God, federal, state, or municipal action, statute, ordinance or regulation, or, without limiting the foregoing, any other causes not within its reasonable control, and which by the exercise of reasonable diligence it is unable to prevent, whether of the class of causes hereinbefore enumerated or not.

         20. IRS Filing. Customer has complied with all laws, regulations, procedures, and requirements in attempting to secure correct tax identification numbers (TINs) for Customer's payees and agrees to attest to this compliance by an affidavit provided annually. Customer authorizes M&I to act as Customer's agent and sign on Customer's behalf the Affidavit required by the Internal Revenue Service on Form 4804, or any successor form.

                  Customer acknowledges that M&I's execution of the Form 4804 Affidavit on Customer's behalf does not relieve Customer of responsibility to provide accurate TINs or liability for any penalties which may be assessed for failure to comply with TIN requirements. Customer agrees to hold M&I harmless from any liabilities, claims, expenses, penalties, or damages (including attorneys' fees) which may be assessed or incurred as a result of the failure to comply with TIN requirements.

                  21.      Contract Buyout.

                  a. Customer may terminate this Agreement at any time by giving M&I at least one hundred eighty (180) days' prior written notice and paying M&I a percentage of the total estimated remaining unpaid monthly processing fees according to the schedule which follows this Section. For the purpose of this computation, total estimated remaining unpaid monthly processing fees shall be equal to the mean average of the total monthly fees paid in the three (3) months preceding the termination notice, multiplied by the number of months remaining in the Agreement.

                  If Termination Occurs                  Buyout
                       During Months                   Percentage
                               1 - 36                      60%
                               37 - 72                     40%
                               73 - and thereafter         30%

                  b. The contract buyout amount set forth above shall be paid prior to the deconversion of any affected accounts. Except as specifically set forth in Section 13(e), the contract buyout amount shall be paid by Customer regardless of the form by which the termination occurs, including but not limited to, sale of assets or stock, assumption of liabilities, merger, consolidation, absorption, liquidation, or termination as a result of an Event of Default on the part of Customer (as described in Section 11 of this Agreement).

         22. Expense Reimbursements. Customer agrees to reimburse M&I for all conversion-related and out-of-pocket expenses (travel, lodging, meals, long distance telephone calls, and printing and copying charges) reasonably incurred in connection with the conversion of Customer's accounts to the M&I system as further described on Exhibit B. The reimbursement of such expenses is in addition to conversion charges which may arise after the conversion, or with respect to accounts which are not currently customer accounts which are to be converted to the M&I system. M&I shall estimate such expenses in advance, and Customer shall pay such expenses in three (3) equal payments as follows: first, upon execution of this Agreement; second, upon delivery by M&I of conversion test reports; and final, on the Conversion Date. M&I shall provide Customer with a summary invoice of actual expenses, and any adjustments shall be paid upon delivery of the invoice.

         23. Conversion Obligations. Both parties agree to make a good faith effort to convert Customer's data in a timely fashion and to perform the conversion in accordance with the responsibilities set forth in the M&I Conversion Manual, the Conversion Schedule, and this Agreement. Customer agrees to maintain an adequate staff of persons who are knowledgeable with the systems currently used by Customer to process data. Both parties further agree to provide such Services and perform such obligations as are contemplated by the M&I Conversion Manual and the Conversion Schedule, and as necessary for each party to timely and adequately perform their respective obligations herein and therein. Customer shall pay or reimburse M&I for all necessary and reasonable out-of-pocket expenses and on a necessary and reasonable time-and-material basis for any of its personnel, or any independent contractors, who perform conversion or related services (including items identified as Customer Responsibilities in the Conversion Manual) for Customer. Customer further agrees to cooperate fully with all reasonable requests of M&I necessary to effect the conversion in a timely and efficient manner. Customer agrees to reimburse M&I for all conversion charges whether for the initial conversion, or for the subsequent conversion of additional accounts as they are incurred or for the conversion of products not identified in the Proposal.

         24. Use of the Services. (a) Customer assumes exclusive responsibility for the consequences of any instructions Customer may give M&I, for Customer's failure to properly access the Services in the manner prescribed by M&I, and for Customer's failure to supply accurate input information; (b) Customer agrees that it will use the Services in accordance with such reasonable policies as may be established by M&I from time to time as set forth in any materials furnished by M&I to Customer; (c) Customer agrees that, except as otherwise permitted by M&I, Customer will use the Services only for its own internal business purposes and will not sell or otherwise provide, directly or indirectly, any of the Services or any portion thereof to any third party; and (d) Customer agrees and represents that (1) this Agreement has been approved by its board of directors, or that the officer executing this Agreement has been authorized by Customer's board of directors to execute agreements of this nature (2) the performance of this Agreement by the Customer will not affect the safety or soundness of the Customer or any of its affiliates, and (3) this Agreement, and the obligations evidenced hereby, will be properly reflected on the books and records of the Customer, and the Customer will provide evidence of the same to M&I upon request.

         25.      Miscellaneous.

                  a. Governing Law. This Agreement shall be construed and governed by the laws of the state of Wisconsin.

                  b. Amendment. This Agreement, including the Schedules hereto, may be amended only by an instrument in writing executed by the parties or their permitted assignees.

                  c. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, which such consent shall not be unreasonably withheld, provided that M&I may freely assign this Agreement to any company that is directly or indirectly (1) in control of M&I, (2) under the control of M&I, or (3) under common control with M&I.

                  d. Section Headings. Section headings are for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

                  e. Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party or when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as set forth on the signature page, unless and until any of such parties notifies the others.

                  f. No Waiver of Performance. Failure by either party at any time to require performance by the other party to claim a breach of any provision of this Agreement will not be construed as a waiver of any right accruing under this Agreement, nor affect any subsequent breach, nor affect the effectiveness of this Agreement or any part hereof, nor prejudice either party as regards any subsequent action.

                  g. Entire Agreement: Conflicting Provisions. This Agreement, together with the Schedules hereto, constitutes the entire agreement between the Customer and M&I with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants, or undertakings other than those expressly set forth herein and therein. This Agreement supersedes all prior negotiations, agreements, and undertakings between the parties with respect to such subject matter. In the event of any conflict between the terms of the main body of this Agreement and any of the Schedules hereto, the terms of the main body of this Agreement shall govern.

                  h. Execution in Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same Agreement.

                  i. Enforceability. The invalidity or enforceability of any provision hereof shall not affect or impair any other provisions.

                  j. Scope of Agreement. If the scope of any of the provisions of the Agreement is too broad in any respect whatsoever to permit enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law and the parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to law.

                  k. Confidentiality of Terms. Customer agrees that neither it, its directors, officers, employees, or agents will disclose this Agreement, or any of the terms or provisions of this Agreement, to any competitor of M&I, or any publication or any consultant not retained by Customer.

                  l. Combined Deposit Statement. Customer will select one M&I standard combined customer deposit statement format. M&I will provide an "enlarged font" alternative on this same selected combined statement, option at the account level.

                  m. Loan Billing Statements. M&I has agreed to work with Customer in designing and will provide a customized customer/account loan billing statement of ordinary size (i.e. 8 1/2 x 11). Customer will print this notice at their location.

                  n. Financial Desktop. M&I will provide the customer the Financial Desktop license software Version I upgrade to the existing Salespartner license copies at five hundred dollars ($500) per user station, not to exceed three thousand dollars ($3,000) per site where multiple copies are installed. In total, the upgrade cost for existing sites initially installed shall not exceed one third (1/3) of the original Salespartner Agreement of $95,600. Any training, maintenance, conversion costs, customizations and third-party software interfaced or integrated with Financial Desktop will be at additional cost.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their names as of the date first above written.


                                       M&l DATA SERVICES, A DIVISION OF THE
                                       MARSHALL & ILSLEY CORPORATION
                                       ("M&I")
                                       4900 W. Brown Deer Road
                                       Brown Deer,  WI 53223

                                       By:                /S/
                                          -------------------------------------
                                       Name:   Patrick C. Foy
                                       Title:  President, Outsourcing Business
                                               Group

                                       By:                /S/
                                          -------------------------------------
                                       Name:   Thomas R. Mezera
                                       Title:  Vice President


                                       THE COLUMBIA BANK ("Customer")
                                       10480 Little Patuxent Parkway
                                       Columbia, MD  21044

                                       By:                /S/
                                          -------------------------------------
                                       Name:   John M. Bond, Jr.
                                       Title:  President and Chief Executive
                                               Officer

                            AUTHORIZATION AGREEMENT


         The undersigned ("Customer") hereby authorizes M&l Data Services, a division of the Marshall & Ilsley Corporation ("M&l") to initiate debit entries and to initiate, if necessary, credit entries and adjustments for any excess debit entries or debit entries made in error, to Customer's account indicated below and the depository named below, to debit and/or credit the same such account.

This authority is to remain in full force and effect for the period coinciding with the term (and any renewals thereof) of the Data Processing Services Agreement made the 22nd day of March 1996, and any addenda thereto (the "Agreement"), pursuant to the terms and conditions specified in the Agreement.

DEPOSITORY NAME:           The Columbia Bank
ADDRESS:                   10480 Little Patuxent Parkway
ClTY/STATE/ZIP:            Columbia, MD  21044
TELEPHONE NUMBER:          (410) 465-4800
ROUTING TRANSIT NUMBER:    055002338
ACCOUNT NUMBER:            06-225217-01


                                   M&I DATA SERVICES, A DIVISION OF THE
                                   MARSHALL & ILSLEY CORPORATION
                                   ("M&I")
                                   4900 W. Brown Deer Road
                                   Brown Deer,  WI 53223

                                   By:      /S/
                                      ------------------------------------------
                                   Name:    Patrick C. Foy
                                   Title:   President, Outsourcing Business
                                            Group

                                   By:      /S/
                                      ------------------------------------------
                                   Name:    Thomas R. Mezera
                                   Title:   Vice President


                                   THE COLUMBIA BANK ("Customer")
                                   10480 Little Patuxent Parkway
                                   Columbia, MD  21044

                                   By:      /S/
                                      ------------------------------------------
                                   Name:    John M. Bond, Jr.
                                   Title:   President and Chief Executive
                                            Officer

                          ATTORNEY-IN-FACT APPOINTMENT



         Customer hereby appoints M&I Data Services, a division of the Marshall & Ilsley Corporation ("M&I") as: (1) customer's attorney-in-fact and empowers M&I to authorize the Internal Revenue Service (IRS) to release information return documents supplied to the IRS by M&I to states which participate in the "Combined Federal/State Program"; and (2) Customer's agent to sign on Customer's behalf the Affidavit required by the Internal Revenue Service on Form 4804, or any successor form. Customer agrees to hold M&I harmless from any liabilities, claims, expenses, penalties, or damages (including attorneys' fees) which may be assessed or incurred as a result of the release of information.


                                       THE COLUMBIA BANK ("Customer")

                                       By:      /S/ John A. Scaldara, Jr.
                                          --------------------------------------

                                   AFFIDAVIT


STATE OF          MARYLAND  )
                  ----------
                            )   SS.
                                --
COUNTY OF         BALTIMORE )
                  ---------

I, John  A. Scaldara, Jr., being first duly sworn, on oath, depose and say:
   ----------------------

         1. I am an employee of The Columbia Bank. I have personal knowledge of my employer's practices with regard to procuring and reporting tax identification numbers (TINS) and authority to execute this Affidavit on my employer's behalf.

         2.  The  Columbia  Bank  has  complied  with  all  laws,   regulations,
procedures, and requirements in attempting to secure correct TlNS for its payees. This compliance has been pursued with due diligence, and any failure to secure correct TlNs is due to reasonable cause.



                                       /S/ John A. Scaldara, Jr.
                                       -----------------------------
                                       Customer's Representative


Subscribed and sworn to before me
this 22nd day of March, 1996


/S/
---------------------------------
Notary Public
My Commission expires:   3/1/98

                                    SCHEDULE

                            M&I ON-LINE AVAILABILITY

The following is a list of standard hours of availability by each on-line service. All times are EST/EDT.

     Cardholder
     (CRT Maintenance)
     Monday - Thursday                       7:00 a.m. - 8:00 p.m.
     Friday                                  7:00 a.m. - 9:30 p.m.
     Saturday                                7:00 a.m. - 4:30 p.m.

     CIS & Deposit System
     (Maintenance and Dollar Transactions)
     Monday - Thursday                       7:00 a.m. - 8:00 p.m. *
     Friday                                  7:00 a.m. - 9:30 p.m. *
     Saturday                                7:00 a.m. - 4:30 p.m.

     Data Entry
     (Account Reconciliation System)
     Monday - Friday                         7:00 a.m.-11:00 p.m.

     Data Entry
     (Financial Control)
     Monday - Thursday                       7:00 a.m. -12:00 Midnight
     Friday                                  7:00 a.m. -12:00 Midnight
     Saturday                                7:00 a.m. - 4:30 p.m.

     Decision Management System
     Monday-Thursday                         7:00 a.m. - 8:00 p.m.
     Friday                                  7:00 a.m. - 9:30 p.m.
     Saturday                                7:00 a.m. - 4:30 p.m.

     Data Entry
     Monday-Friday                           7:00 a.m. - 5:00 p.m.

     Financial Control On-line
     Monday-Friday                           7:00 a.m. -10:00 p.m.
     Saturday                                7:00 a.m. - 4:30 p.m.

     Loan System
     (CRT Maintenance)
     Monday-Thursday                         7:00 a.m. - 8:15 p.m.
     Friday                                  7 00 a.m. - 9:30 p.m.
     Saturday                                7:00 a.m. - 4:30 p.m.

     Management Information Service
     Monday-Thursday                         7:00 a.m. - 8:45 p.m.
     Friday                                  7:00 a.m. - 9:30 p.m.
     Saturday                                7:00 a.m. - 4:30 p.m.
        (Except Money Market Info.)

     Teller Terminals
     Monday-Thursday                         7:00 a.m. - 9:00 p.m.
     Friday                                  7:00 a.m. - 9:30 p.m.
     Saturday                                7:00 a.m. - 4:30 p.m.

*CIS access to loan data is based on Loan System hours of availability.

Note:    Customer may request extension of the above hours in the event of unusual circumstances. M&I will make reasonable efforts to accommodate such requests.

                                   EXHIBIT A

                               The Columbia Bank

                              Summary of Services
                      (Included in the Fixed Monthly Fee)


M&I Deposit System (29.700 accounts)    Customized Reporting
------------------------------------    --------------------
- All Standard Services                 - Operational Data Warehouse
  o  Demand Accounts                    - ALM & Call Report Download
  o  Money Market Accounts              - InFormatter
  o  Overdraft Checking Accounts
  o  NOW Accounts                       Employee Security Processing
  o  Savings (Passbook, Statement)      ----------------------------
  o  IRA Accounts
  o  Certificates of Deposit            Custom Deposit Statement Formatter
- Exception Processing                  ----------------------------------
- Retirement Account Processing         - Choice of 1 of 4 Statement Formats
- Transaction Retention                 (to include enlarged font described
- On-line Dollar                        in 25(l).
- Kiting Suspect System
- User-defined Notices                  Custom Loan Billing Statement
- Relationship Service Charging         -----------------------------
                                        - As described in 25 (m)
Integrated Funds Management
---------------------------             Teller Services
- Deposit to M&I Applications           ---------------
                                        - On-line PCTeller
Loan System (2500 Loans)                - Auto Signature Interface
------------------------                - Teller Link
- All Standard Services                 - Large Currency Transaction Reporting
  o  Installment Loans
  o  Commercial Loans                   Financial Control System (2.500)
  o  Mortgage Loans                     --------------------------------
  o  Investor Processing                - Core Services - General Ledger
  o  Escrow Processing                  - On-line Account/Report Inquiry
  o  Escrow Tapes                       - On-line Transaction History
  o  Home Equity Loans                  - Generalized Interface
  o  Participations
  o  Dealer Loans                       IRS Government Reporting
  o  Revolving Credit                   ------------------------
  o  Student Loans
- Credit Bureau Tapes (2 tapes)         Safe Deposit (700)
- Fee Processing                        ------------------
- Coupons
- Charge-off Processing                 Customer Information System (38,300)
- Non-accrual Processing                ------------------------------------
- Note Pad                              - Combined Statements
- Collateral Processing
                                        On-line Collections
Voice Response                          -------------------
--------------                          - Letter Writer
Interface to Existing InterVoice
                                        Tickler System
                                        --------------

                                        ACH Receiving
                                        -------------

                                        Accounts Payable IPS Upload to GL
                                        ---------------------------------

                                        Star On-line Report Viewing
                                        ---------------------------
                                        - Optical Archival Storage
                                        (7 years-7 days)

                                  EXHIBIT A-1

                               THE COLUMBIA BANK


Items not included in the Fixed Monthly Fee, but Customer is required to obtain them through M&I.

         -        EFT/ATM Processing
         -        ACH Origination
         -        Electronic Data Interface (EDI)
         -        Cash Management - Treasury Connection
         -        Microfiche
         -        Information Desktop - MDW Data Only
         -        Audit Services
         -        VISA Debit Card
         -        Expanded Account Analysis

                                   EXHIBIT B


I.       The Fixed Monthly Fee may be adjusted as follows:

         A. Commencing March 1, 1997, and on each successive March 1 throughout the term of the Agreement, the Fixed Monthly Fee shall be increased by the lesser of (a) the increase over the prior year in the Consumer Price Index (CPI, all items-U) as published by the United States Department of Labor, or any successor index; or (b) five percent (5%).

         B. Commencing March 1, 1997, for each ten percent (10%) increase in Account Volume, the Fixed Monthly Fee shall be increased eight percent (8%) as illustrated by the Schedule which follows this Section. "Account Volume" is defined as the total aggregate of open Deposit Accounts, Loan Notes, General Ledger Accounts and CIS Customers (as described in separate documentation). Starting Account Volume is acknowledged to be 73,000.

          Account Volume                       Fixed Monthly Fee *
         ----------------                      -------------------
         0 - 80,000                                  $15,200
         80,001 - 88,000                             $16,416
         88,801 - 96,800                             $17,729
         96,801 - 106,480                            $19,148

         * Subject to the increase in "A" above.


II. Customer will pay M&I the following estimated one-time conversion-related expenses:

         1.   Conversion Programming Fees                              Value $94,338             (Amortized)

         2.   Conversion Product Support Fees                          Value $184,679            (Amortized)
               a. Enlarged Font on Combined Statement                  250 hours @ $105/hr       (Amortized)
               b. Custom Statement on Loan Account Billing             750 hours @ $105/hr       (Amortized)

         3.   Estimated Conversion Travel                                                        $62,111

         4.   ClS/Match Merge/ISI @ .26/acct. and tape-to-tape                                   (Amortized)

         5.   EFT/ATM Startup Fee                                      Value $10,700             (Amortized)

         6.   Other Conversion Startup Fees: (Fixed, not estimated)
              o  On-line Exception                                      $200
              o  Large Currency Transaction                             $550
              o  EDI-Bank                                               $1,250
              o  EDI-Three Customer @ $75                               $225
              o  Four Treasury Connection @ $150                        $600
              o  Treasury Connection-Bank                               $500
              o  IPS A/P Upload                                         $1,200
              o  STAR View                                              $500
              o  IRS Taxpayer Information Service                       $525
              o  ACH Receiving Setup                                    $315
                           Total                                                                  $5,865

         7.   Salespartner/PCTeller License Fees (Fixed)(Retail Value $153,535)                  $95,600

         8.   Salespartner Customization (estimated 550 hours @ $105 per hour)                   $57,750

         9.  Estimated LAN/WAN Technical--M&I and Customer will
                  examine and discuss each task to jointly determine which
                  tasks Customer should perform.                                                 $69,500

         10. Estimated Communication Installation                                                $28,854

         11. Estimated Communication Equipment                                                   $88,007

         12. IPS Software: A/P, Fixed Assets (Fixed) (price quoted by IPS)                        $4,000

         13. Auto-SIG Interface to PCTeller (Fixed)                                               $4,000

         14. Micro-soft Access Reports (estimated 40 hours ~ $105 per hour)(Fixed)                $4,200

         15. Census Traks Plus (price quote by Bankers System) (Fixed)                            $2,295

         16. Motavator (price quote by Motavator) (Fixed)                                         $8,500

         17. Debit card set-up                                                                    $1,500

         18. Deposit and Loan Forms (per direct quote from Bankers System)                        $2.500
                                                                                                --------
                           Total                                                                $430,893

                                   EXHIBIT C

                     M&I DATA SERVICES ANNUAL PRODUCT LIST



      The M&I Data Services Annual Product Price List is updated annually and has been omitted.

                                   EXHIBIT D

                M&I DATA SERVICES PROPOSED NETWORK CONFIGURATION



     The M&I Data Services Proposed Network Configuration has been omitted.

                               M&I DATA SERVICES
              SALESPARTNER AND PCTELLER SOFTWARE LICENSE AGREEMENT


         THIS AGREEMENT is entered into this 22nd day of March , 1996, by and between M&I Data Services, a division of the Marshall & llsley Corporation, a Wisconsin corporation, ("M&I"), located at 770 North Water Street, Milwaukee, Wisconsin 53202 and Columbia Bank located at 9151 Baltimore National Pike, Ellicott City, Maryland 21042 (the "Customer").

                                    RECITALS

         WHEREAS, M&I has developed branch automation and teller software for use with personal computers; and

         WHEREAS, Customer wishes to obtain a license to use such software for its own internal purposes.

         NOW, THEREFORE, for and in consideration of the mutual agreements contained herein, M&I hereby grants Customer the right and license to use the Salespartner and PCTeller Software (as described herein) subject to the ongoing satisfaction by Customer of the following terms and conditions:

         1. Salespartner and PCTeller Software. For purposes of this Agreement, the term Salespartner and PCTeller Software (together referred to as the "Software") shall mean branch automation and teller software systems delivered to the Customer in machine-readable code (object code) only, together with related user documentation provided by M&I and identified in Exhibit A.

         2. Scope of License. Subject to the terms and conditions of this Agreement, M&I hereby grants to Customer a nonexclusive, nontransferable, and perpetual license to use the Software for its own internal business purposes and solely accessible by the locations listed in Exhibit A. Customer acknowledges and agrees that the Software is licensed for use with the version of the bank system software made available from time to time by M&I through the M&I Service Bureau (the "Service Bureau Software"). Customer further acknowledges and agrees that the interfacing of the Software to other mainframe banking applications and providing ongoing maintenance for such interface, if any, is outside the scope of this Agreement. M&I acknowledges and agrees that the license granted herein shall continue in full force and effect in the event that the Customer no longer utilizes the Service Bureau Software, provided that Customer complies at all times with the terms and conditions of this Agreement. Customer understands that this License does not include the operating system which is necessary to utilize the Software.

         3. License Fee. Customer shall pay to M&I a one-time License Fee as set forth in Exhibit A. Such fee shall be based upon the number of locations that are authorized to access the Software, as listed in Exhibit A. The License Fee shall include Training and Conversion Support as described in Section 5. M&I agrees that Customer may install and use the Software, under the license granted hereby, in additional locations or equipment other than those listed in Exhibit A ("Additional Computers") and authorizes such Additional Computers to access the Software provided that Customer notifies M&I prior to usage and Customer pays an additional License Fee(s), based upon increased access computed in accordance with M&I's then-current price schedule, within thirty (30) days after Customer's receipt of an invoice from M&I for such fees. Customer agrees that if it installs or uses the Software at additional locations or equipment, other than those listed in Exhibit A, without notifying M&I prior to usage and paying such additional License Fee(s), M&I shall, in addition to any other remedies it may have, have the right to terminate the license granted herein, or for increased PCTeller Software access, charge an additional PCTeller License Fee, or for increased Salespartner Software access, charge an additional Salespartner License Fee and maintenance fees commencing from Salespartner Delivery Date, as described in Section 4; such fees to be based upon the increased access computed in accordance with M&I's then-current price schedule. Customer shall also pay all applicable taxes, duties, and charges (including, but not limited to, sales, use, excise, and personal property taxes imposed on Customer) now or hereafter levied, assessed, or charged against the Software while licensed to Customer as a consequence of this Agreement, except where such taxes, duties, or charges are based upon the income of M&I.

         4. Delivery.

         (a) PCTeller Delivery. M&I shall deliver on magnetic diskette to Customer, at the time of conversion to PCTeller, one machine-readable copy of the PCTeller Software. Delivery shall be deemed to have occurred upon Customer's receipt of the PCTeller Software at the time of conversion ("PCTeller Delivery Date").

         (b) Salespartner Delivery. M&I shall deliver on magnetic diskette to Customer, at the beginning of Salespartner training session as described in
Section 5, one machine-readable copy of the Salespartner Software. Delivery shall be deemed to have occurred upon Customer's receipt of the Salespartner Software at the beginning of the Salespartner training session ("Salespartner Delivery Date").

         5. Training and Conversion Support.

         (a) PCTeller Support. M&I shall provide a two-day teller analysis session to determine teller transaction requirements and a three-day teller training class for a maximum of two employees of Customer to familiarize the Customer's trainers with the features and functions of the PCTeller Software. The sessions shall be held at the M&I Datacenter located in Brown Deer, Wisconsin, at dates and times established by M&I. M&I shall also be on-site at the time of conversion as defined in the Data Processing Services Agreement by and between Customer and M&I (the "Data Processing Services Agreement"), to assist with the conversion to the PCTeller Software. M&I will also provide to Customer, in conjunction with its conversion to PCTeller, an upgrade to the Tellerlink host software. M&l reserves the right to change the content and duration of the analysis and training sessions and the duration of on-site support, provided that any changes which materially diminish the duration of the analysis sessions, training sessions, or on-site support shall require Customer's consent. Customer shall be responsible for all travel, lodging, and related costs and expenses incurred by attendees. Customer agrees to reimburse M&I for reasonable travel and lodging expenses for Training and Conversion Support rendered to Customer outside of M&I offices, according to the terms of the Data Processing Services Agreement.

         (b) Salespartner Support. M&I shall provide initial services to Customer to customize Salespartner up to 500 hours to support associated deposit forms, and loan forms, and associated products defined by Customer and agreed to by M&I. Such services to include the customization, through Salespartner maintenance functions, of the screens, form alignment, product information, and upload parameters; a three-day analysis session to determine product and form completion requirements; a three-day Customer acceptance test session; and a three-day training class to familiarize the Customer's trainers with the run-time feature and functions of the Salespartner Software ("Customization Services"). The sessions and class shall be held at the Customer's primary location listed in Exhibit A at dates and times mutually agreed to by Customer and M&I. M&I shall also provide a five-day class for a maximum of two employees of Customer to familiarize Customer's employees with the Salespartner maintenance functions. The class shall be held at the M&I Datacenter, located in Brown Deer, Wisconsin, at dates and times established by M&I. M&I reserves the right to change the content and duration of the sessions and classes, provided that any change which materially diminishes the duration of a session or class shall require Customer's consent. Customer shall be responsible for all travel, lodging, and related costs and expenses incurred by attendees. Customer agrees to reimburse M&I for reasonable travel and lodging expenses for Customization Services rendered to Customer outside of M&I offices, according to the terms of the Data Processing Services Agreement.

         6. Installation. M&I shall have no obligation to install the Software on Customer's Personal Computer(s), and Customer agrees to install and maintain all Software on their Personal Computer(s) unless Customer purchases Bundled Hardware and Support Services, in which case installation services shall be defined and attached to this Agreement.

         7. Acceptance. This Agreement shall be deemed to have been accepted by the Customer as of the date when M&I and Customer have both executed this Agreement. The Software shall be deemed to have been accepted by Customer upon delivery by M&I.

         8. Documentation. Customer shall receive, at no additional charge, user documentation as defined in Exhibit A, as part of the Software. Additional sets of documentation requested by the Customer will be billed to Customer at M&I's then-current price for such documentation.

         9. Maintenance and Enhancements for PCTeller.

         (a) Maintenance Services and Enhancements. For so long as the Customer is receiving services under the Data Processing Services Agreement, M&I agrees to provide to Customer maintenance services and enhancements for the PCTeller Software as described below ("PCTeller Maintenance Services"). PCTeller Maintenance Services shall be provided to Customer's primary location only, as designated in Exhibit A. The PCTeller Maintenance Services are the following:

         (i) M&I shall correct all PCTeller Software errors which cause the PCTeller Software not to be in substantial compliance with its user documentation and shall use commercially reasonable efforts to correct all other PCTeller Software errors upon discovery and proper notification by the Customer of the existence of any error; proper notification being deemed given only if the Customer substantially complies with M&I's error notification procedures in effect at that time. If, after investigation
                  of  the  reported   error,   it  is  determined   that  the
                  error is beyond M&I's responsibility, including, but not limited to, errors resulting from modifications made by the Customer, the Customer agrees to pay for M&I's efforts in investigating and/or resolving the error at M&I's then-current rates for such services, plus reasonable expenses incurred by M&I.

         (ii) M&I shall provide phone support with regard to the use and operation of the PCTeller Software during M&I's regular business hours and, at all other times, an emergency phone number to be used at the Customer's discretion to secure necessary phone support with regard to emergency situations.

         (iii) M&I shall use commercially reasonable efforts in developing future releases and upgrades of the PCTeller Software and accompanying documentation. M&I shall deliver to Customer one copy of any future releases and upgrades (with Customer having the right to make and use additional copies pursuant to Section 14 of this Agreement) and shall deliver accompanying documentation, if any, in a quantity specified in Exhibit A. If M&I does develop future releases and upgrades which replace or supersede any other version of the PCTeller Software then in use by Customer, M&I agrees to provide maintenance services as set forth above for the new updated version, as well as the next most previous version.

         (b) Maintenance Fee. The fee for PCTeller Maintenance Services shall be incorporated in the On-Line Teller rates published in the M&I Customer price list and shall be paid by Customer pursuant to the Data Processing Services Agreement. Such fees will be included in the Customer's monthly data processing invoice. On-Line Teller rates may be adjusted by M&I in accordance with the Data Processing Services Agreement. Customer agrees to reimburse M&I for necessary and reasonable time-and-material expenses, including reasonable travel and lodging expenses, for PCTeller Maintenance Services rendered to Customer outside of M&I's offices at Customer's request when such PCTeller Maintenance Services could have been performed at M&I's offices, as determined solely by M&I.

         (c) Termination of Maintenance. If Customer discontinues receiving services under the Data Processing Services Agreement, then the PCTeller Maintenance Services shall also terminate on the date of such discontinuance; provided, however, Customer shall have the right to continue to use the PCTeller Software pursuant to the terms and conditions of this Agreement.

         10. Maintenance and Enhancements for Salespartner.

         (a) Maintenance Services and Enhancements. While maintenance services are available for Salespartner Software to M&I licensees, M&I agrees to provide to Customer maintenance services and enhancements for the Salespartner Software as described below ("Salespartner Maintenance Services"). Salespartner Maintenance Services shall be provided to Customer's primary location only, as designated in Exhibit A. Salespartner Maintenance Services are the following:

         (i) M&I shall correct all Salespartner Software errors which cause the Salespartner Software not to be in substantial compliance with its user documentation and shall use commercially reasonable efforts to correct all other Salespartner Software errors upon discovery and proper notification by the Customer of the existence of any error; proper notification being deemed given only if the Customer substantially complies with M&I's error notification procedures in effect at that time. If, after investigation
                  of  the  reported   error,   it  is  determined   that  the
                  error is beyond M&I's responsibility, including but not limited to, errors resulting from modifications made by the Customer, the Customer agrees to pay for M&I's efforts in investigating and/or resolving the error at M&I's then-current rates for such services, plus reasonable expenses incurred by M&I.

         (ii) M&I shall provide phone support with regard to the use and operation of the Salespartner Software during M&I's regular business hours and, at all other times, an emergency phone number to be used at the Customer's discretion to secure necessary phone support with regard to emergency situations.

         (iii) M&I shall use its best efforts in developing future releases and upgrades of the Salespartner Software and accompanying documentation. M&I shall deliver to Customer one copy of any future releases and upgrades (with Customer having the right to make and use additional copies pursuant to Section 14 of this Agreement) and shall deliver accompanying documentation, if any, in the quantity specified in Exhibit A; provided that the Customer has continuously paid the monthly maintenance fee included on the Customer's monthly data processing invoice. If M&I does develop future releases and upgrades which replace or supersede any other version of the Salespartner Software then in use by the Customer, M&I agrees to provide maintenance services as set forth above for the new updated version, as well as the next most previous version.

         (b) Maintenance Fee. Customer shall pay to M&I, beginning ninety (90) days following the Salespartner Delivery Date, a monthly maintenance fee listed in Exhibit A for the Salespartner Maintenance Services, such fee to be based upon the number of locations authorized to access the Salespartner Software (as listed in Exhibit A) and M&I's then-current price schedule. The Salespartner monthly maintenance fee will be included on the Customer's monthly data processing invoice, and Customer agrees to pay the invoice according to the payment terms of the current Data Processing Services Agreement with M&I. The Salespartner monthly maintenance fee may be adjusted by M&I in accordance with the terms of the Data Processing Services Agreement. Customer agrees to reimburse M&I for time-and-material expenses, including reasonable travel and lodging expenses, for Salespartner Maintenance Services rendered to Customer outside of M&I offices at Customer's request when such Salespartner Maintenance Services could have been performed at M&I's offices, as determined solely by M&I.

         (c) Termination of Maintenance. Salespartner Maintenance Services shall remain in full force and effect unless terminated in accordance with the following provisions:

         (i) The Customer may terminate Salespartner Maintenance Services by providing M&I with written notice of Customer's intent to terminate such services not less than sixty (60) days prior to the desired date of termination. Salespartner Maintenance Services shall then terminate at the end of the month in which the requested date of termination falls.

          (ii) The Customer may request reinstatement of Salespartner Maintenance Services by notifying M&l of the Customer's desire to reinstate. M&I may consent to reinstatement, which consent shall not be unreasonably withheld, provided that Customer has paid to M&I the Salespartner monthly maintenance fee for all months in the intervening time between the month ending date of termination and the first of the month of reinstatement, in which case Salespartner Maintenance Services shall again be and remain in full force and effect.

         (iii) If the Customer fails to pay M&I the Salespartner monthly maintenance fee for two consecutive months or if Customer no longer utilizes the Service Bureau Software, M&I may terminate the Salespartner Maintenance Services. Termination of the Salespartner Maintenance Services by M&I shall not preclude any other legal remedy M&I may have against the Customer.

         11. Use Rights. Customer represents and warrants that it will use the Software solely on those computer(s) described in Exhibit A, except as provided for in Section 14, and that it will only process information and data for itself, its subsidiaries, parent corporation, and subsidiaries of its parent corporation, and that it will not directly or indirectly permit any other person or entity to have access to or use of the Software, and that it will not use the Software to provide data processing services on a shared resource or service bureau basis to any other person, company, or financial institutional.

         12. Notification of Unauthorized Use. Customer agrees to notify M&I promptly of any circumstances known to Customer surrounding any unauthorized possession or use of any part of the Software, or any other information or documentation made available pursuant to this Agreement to anyone other than persons properly authorized by Customer to have such possession or use.

         13. Ownership and Confidentiality. Customer acknowledges and agrees that the Software, including all authorized and unauthorized copies, are proprietary to and valuable trade secrets of M&I, and Customer shall maintain their confidential nature. Customer agrees that the Software shall be used only in accordance with this Agreement, and Customer shall not assign (except as provided for in Section 20), sell, lease, market, transfer, or reproduce (except as provided in Section 14) the Software or any modification thereto to or for others. Customer shall limit access to the Software to Customer's employees or third parties, when such persons (1) are performing services for the Customer, related to the Customer's authorized use of the Software; and (2) have a valid need to know or use the Software; provided that Customer shall advise such persons of the Customer's confidentiality obligations and establish procedures designed to prevent unauthorized use and access. Customer shall exercise all reasonable precautions to prevent access to the Software by persons not authorized by terms of this Agreement. Customer shall store the Software in a secure place at all times it is not being used. In addition, Customer shall take reasonable and appropriate measures to prevent copying, distribution, reverse engineering, and reverse compiling of the Software. Customer recognizes that the Software may be patented, copyrighted, trademarked, or otherwise protected by M&I and Customer will not undertake to patent, copyright, trademark, or otherwise apply for a proprietary grant or right with respect to the Software.

         14. Reproduction. Customer shall have the right to install and use the Software on each personal computer that is included in the License Fee and appears on Exhibit A, and in case of a disaster rendering the personal computer workstations or equipment unusable, on an equal number of personal computer workstations or equipment. Customer shall also have the right from time to time to install and use additional copies of the Software as required to perform disaster recovery testing. All additional copies, whether for recovering from a disaster or performing disaster recovery testing, are subject to the terms and conditions of this Agreement. Customer may also reproduce the Software for backup or archival purposes only; provided, however, such reproduction shall (1) be solely for the use of the Customer, (2) conspicuously display the information shown in Exhibit B, and (3) be subject to the restrictions set forth in this Agreement.

         15. Modifications. Customer acknowledges and agrees that it shall not make any modifications to the Software object code. M&I shall not be liable to the Customer in warranty or otherwise for modifications made to the Software object code by someone other than M&I. Under no circumstances shall Customer sell, distribute, or license modifications of the Software. Nothing herein will prevent M&I from developing and distributing its own modifications to the Software. Customer shall have the right to modify the Software as described in the user documentation provided with the Software.

         16. Warranty. THE FOLLOWING LIMITED WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING BUT NOT LIMITED TO, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         (a) M&I warrants that it is the exclusive owner of the copyrights and all other rights in the Software and that it has all the rights necessary in order to grant the licenses specified under this Agreement. In the event of any claim by any third party with respect to any of the Software or documentation that such Software or documentation violates or infringes any United States copyright or patent, M&I shall defend Customer against such claim and shall pay all court awarded damages, losses, liabilities, claims, and expenses (including reasonable attorneys' fees) incurred by Customer in such actions which are attributable to such claim; provided however, that notice of a claim by the Customer under this Section is received by M&I within two (2) years of the termination of PCTeller Maintenance Services or Salespartner Maintenance Services, as applicable to such claim, that M&I is notified within ten ( 10) calendar days in writing of any suit or claim against the Customer, that the Customer permits M&I to defend said claim of infringement and gives M&I all reasonable and available information, assistance, and authority to enable M&I to do so, and provided further that Customer fully observes all the terms and conditions of this Agreement. M&I shall not be responsible for any compromise made without its consent. Following notice of a claim or of a threatened claim, M&I may, without obligation to do so, procure for the Customer the right to continue to use the Software within the terms of this Agreement, or, without obligation to do so, may modify the Software in a manner that does not materially and adversely impact on their functionality so that further use becomes noninfringing, or, without obligation to do so, pay Customer an amount equal to the License Fee minus 1/60 of such License Fee times the number of months the Customer has used the Software under the Agreement. In the event that the Customer's use of the Software within the terms of this Agreement is held by a court of last resort to constitute an infringement of a United States patent or copyright and such further use or distribution is enjoined, M&I shall, at its option and expense, (i) procure for the Customer the right to continue using the Software within the terms of this Agreement, or (ii) modify the Software in a manner that does not materially impact on their functionality so that further use becomes noninfringing; provided that M&I shall have no obligation to incur direct costs in connection with exercising either or both of the foregoing options in excess of the limitation of liability under Section 17 of this Agreement. Additionally, M&I shall have no obligation with respect to any such infringement where the infringement would have been avoided but for modifications made to the Software by the Customer. The foregoing states M&I's entire obligation, and the Customer's exclusive remedy, with respect to infringement.

         (b) M&I warrants that the Software, when run in the operating environment specified in the user documentation provided with the Software, shall operate in substantial compliance with such user documentation. Customer acknowledges and agrees that its sole remedy under this warranty is for M&I to correct all PCTeller Software errors which cause the PCTeller Software not to be in substantial compliance with its related user documentation and to use its best efforts to correct all other PCTeller Software errors that are brought to its attention by the Customer during the term of this Agreement and the Data Processing Agreement and to correct all SalespartnerSoftware errors which cause the Salespartner Software not to be in substantial compliance with its related user documentation and to use its best efforts to correct all other Salespartner Software errors that are brought to its attention by the Customer during the ninety (90) days following the Salespartner Delivery Date, and thereafter while Customer subscribes for Salespartner Maintenance Services as described in Section 10. Customer hereby acknowledges that, except for those limited warranties specified in this Section, the Software is provided in an "AS IS" condition and is without warranty of any kind, either express or implied, written or oral.

         17. Limitation of Liability. M&I's liability for damages to Customer for any cause whatsoever, whether in contract or in tort, including negligence (but other than pursuant to Section 16 (a) of this Agreement with respect to court-awarded damages and defense costs and expenses as a result of an infringement action which shall not be subject to any limit), shall be limited to the License Fee paid for the Software. In no event shall either party be liable for damages caused by the other party's failure to perform its obligations under this Agreement or for any lost profits, lost savings or incidental or consequential damages, even if the nonperforming party has been advised of the possibility of such damages.

         18. Authorization. Customer agrees and represents that it has obtained all necessary corporate approvals to enter into this Agreement, that the performance of this Agreement by the Customer will not affect the safety or soundness of the Customer or any of its affiliates, and that this Agreement and the obligations evidenced hereby will be properly reflected on the books and records of the Customer.

         19. Termination. In the event that either party fails in any material respect, to perform its material obligations under this Agreement and receives written notice from the other party informing it of the breach and requiring it to cure such breach; then, should the defaulting party fail to cure its breach within a 30-day period following the written notice (or such reasonable period if this breach, by its nature, cannot be cured within 30 days), the other party shall have the right to terminate this Agreement. Upon termination of this Agreement, Customer shall (1) immediately cease using the Software; (2) erase the same from the storage in each computer in which it has been installed; (3) certify to M&I in writing that Customer has taken the action described in clauses (1) and (2) above; and (4) at the option of M&I, either return to M&I or destroy all physical embodiments of the Software and backup copies made thereof.

         20. Assignment. Except for the use rights granted in Section 11, neither party may assign, sublicense, or otherwise transfer any or all of its rights and obligations under this Agreement without the other party's prior written consent, which shall not be unreasonably withheld, and any assignment without such prior written consent shall be void and of no effect. Notwithstanding the foregoing, either party may assign this Agreement to any company that is: (1) directly or indirectly in control of such party, (2) under the control of such party, or (3) under common control with such party.

         21. Notices. Notices to be given or submitted by either party to the other under the terms of this Agreement shall be sufficiently given if made in writing and hand-delivered or sent by certified or registered mail, postage prepaid and addressed to the president of the notified party, to the address shown above or to such other address as the notified party shall so designate in writing to the other party at least twenty (20) days prior to notification.

         22. Entire Agreement. This Agreement, the Exhibits, and the Addendum (if any) attached hereto supersede all previous agreements and understandings of any nature whatsoever, verbal or written, and constitute the entire understanding between the parties with respect to the subject matter hereof. All oral or written representations, warranties, agreements, and other inducements relating to this Agreement and its subject matter made prior to the execution and delivery hereof have been included herein or, to the extent not included herein, shall be deemed to have been fully performed and discharged or deliberately omitted. No provision of this Agreement may be waived, modified, or superseded as against M&I or Customer, except by written instrument signed by an authorized officer of each party, expressly stating that it is intended to operate as such.

         23. Governing Law. This Agreement shall be governed, interpreted, construed, and enforced in accordance with the internal laws of the State of Wisconsin, United States of America.

         24. Severability. If any provision, clause, part, or the application of this Agreement is held invalid, the remainder of this Agreement or the application of such provision, clause, or part under other circumstances shall not be affected.

         25. Miscellaneous. Time is of the essence. No claim, regardless of form, arising out of this Agreement may be brought by Customer more than two (2) years after the events giving rise to the claim for relief occurred. The obligations of confidentiality and non-use after termination shall survive termination.

         THE PARTIES HERETO ACKNOWLEDGE THAT EACH HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS, AS STATED HEREIN.

         IN WITNESS WHEREOF, the parties hereto through their duly authorized officers and agents have hereby executed this Agreement on the date before written.



         COLUMBIA BANK                                  M&I DATA SERVICES
         (CUSTOMER)                                     (M&I)


By:      /S/                                   By:      /S/
Name:    John M. Bond, Jr.                     Name:    Alfred S. Dominick, Jr.
Title:   President & CEO                       Title:   Executive Vice President


By:      ________________________              By:      /S/
Name:    ________________________              Name:    Stephen D. Saewert
Title:   ________________________              Title:   Vice President

                                   EXHIBIT A

              SALESPARTNER AND PCTELLER SOFTWARE LICENSE AGREEMENT
                               M&I DATA SERVICES
                           Milwaukee, Wisconsin 53202


Customer Name:             Columbia Bank
Address:                   9151 Baltimore National Pike
                           Ellicott City, Maryland 21042


Description and Number of Licensed Computer(s)/Workstation(s)/Equipment
-----------------------------------------------------------------------

PCTeller/Salespartner - Unlimited use of license for up to 12 locations.


Customer's Primary Location Designation:
----------------------------------------
                           Columbia Bank
                           9151 Baltimore National Pike
                           Ellicott City, Maryland 21042


User Documentation:
-------------------
PCTeller User Guide - 12 copies
PCTeller Training Guide - 5 copies
Salespartner Coordinator Maintenance Manual - 2 copies
Salespartner Branch Administration Manual - 2 copies
Salespartner User Guide - 12 copies


License Fee--First Twelve (12) Locations:
-----------------------------------------
Per mini location license fee ($5,000)                       $20,000
Unlimited locations license fee ($10,800)                     75,600
                  Sales Tax (5%)                               4,780
Customization (Estimated 550 hours at $105 per hour)          57,750
                                                            --------
                  TOTAL                                     $158,130

Total License Fee, including sales tax, due upon execution of this Agreement.


License Fee--Additional Locations:
----------------------------------
Mini location fee, then-current pricing schedule, not to exceed $5,000 Unlimited location fee, then-current pricing schedule, not to exceed $10,800


Salespartner Maintenance Fee:
-----------------------------
$50 per mini location.
$100 per unlimited location authorized to access Salespartner Software.

                                   EXHIBIT B

              SALESPARTNER AND PCTELLER SOFTWARE LICENSE AGREEMENT
                               M&I DATA SERVICES
                           Milwaukee, Wisconsin 53202



Customer shall prepare labels containing the following information and affix a label to each diskette copy of the Salespartner Software and PCTeller Software reproduced by the Customer:

1.       Salespartner or PCTeller Software as applicable.

2.       Diskette _____ of _____.

3.       Licensed material - property of and copyrighted by M&I Data Services

4. This copy was made under M&I Salespartner and PCTeller Software License Agreement dated March 22, 1996 and may be used only on the computer(s) listed in that Agreement. It may not be transferred to a third party.

                                 ADDENDUM NO. 1
              SALESPARTNER AND PCTELLER SOFTWARE LICENSE AGREEMENT


         THIS ADDENDUM NO. I to the Salespartner and PCTeller Software License Agreement is entered into this 17th day of May, 1996, by and between M&I Data Services ("M&I"), and Columbia Bank, located at 10480 Little Patuxent Parkway, Columbia MD 21044 (the "Customer").

                                    RECITALS

         WHEREAS, Customer and M&I have entered into a Salespartner and PCTeller Software License Agreement on an even day herewith, pursuant to which Customer obtained a right and license to use the Salespartner and PCTeller Software for its own internal business purposes; and

         WHEREAS,   Customer  wishes  to  acquire  certain  computer   hardware,
operating software, and installation services to be used in conjunction with such software systems

         NOW, THEREFORE, in consideration of the Recitals, the mutual convenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, M&I and Customer agree as follows:

         1. Hardware. Customer agrees to purchase through M&I the hardware and software listed in Exhibit A (the "Hardware").

         2. Preinstallation Services. All Hardware will be set up and initial system tested at M&I. This includes, but is not limited to, configuration of the file servers, gateways and local area network (LAN) hardware, installation and configuration of memory/adapters, and setup and configuration of Novell Netware LAN software, LAN menuing software and utilities, LAN remote support software, LAN tape backup software, and software packages purchased through M&I.

         3. Installation Services. M&I will ship the Hardware listed in Exhibit A to the Customer's locations, and at the locations install the Hardware. Installation Services will include training installs, pre-conversion installations of file servers and at least one workstation at each location, and final conversion weekend installation. Customer is responsible for all LAN and electrical wiring.

         4. Acceptance. The Hardware and installation services will be deemed accepted by Customer upon completion of the Installation Services defined in Section 3 of this Addendum No. 1.

         5. Warranty. THE FOLLOWING LIMITED WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, WRITTEN OR ORAL, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         (a) The hardware warranties are provided by the equipment manufacturer and are as follows:

                       Compaq Prolinea 575e CPU                    Three (3) years on-site
                       Compaq Deskpro 5100 CPU                     Three (3) years on-site
                       Compaq 14" Super VGA Color CRT              One (1) year exchange
                       NCR Model 5021 Printer                      Ninety (90)days on-site
                       NCR Model 5223 Printer                      Ninety (90)days on-site
                       HP Laserjet 4Plus Printer                   One (1) year exchange
                       Practical Peripheral 14400 Modem            Five (5) years
                       APC 1000VA Uninterruptable Power Supply     Two (2) years

                  M&I will secure the warranties for the Customer from the manufacturer and, depending upon the Customer's current agreements with the manufacturer, the Customer may be required to sign a warranty/service agreement from the manufacturer. Upon Customer's written request, M&I will secure detailed disclosures of manufacturer's warranties. Customer acknowledges and agrees that M&I does not itself warrant any of the hardware or software provided under this Addendum.

         (b) M&I warrants that the installed operating environment (including all Hardware) will allow stable access to the software installed by M&I and to the M&I Host System, provided telephone access is available to Customer. Customer acknowledges and agrees that, during the twelve (12) months following installation, its sole remedy under this warranty for the operating environment is for M&I to use its best efforts to correct deficiencies brought to its attention by the Customer. Customer hereby acknowledges that M&I is not liable for Hardware malfunctions.

         6. Limitation of Liability. M&I's liability for damages to Customer for any cause whatsoever, whether in contract or in tort, including negligence, shall be limited to the fees paid for the installation services provided by M&l hereunder. In no event shall M&I be liable for damages caused by Customer's failure to perform its obligations under this Agreement or for any lost profits, lost savings, and incidental or consequential damages, even if M&I has been advised of the possibility of such damage.

         7. Technical Support. M&I will provide telephone support to Customer for the twelve (12) months following installation, assistance in problem determination, problem resolution, and dispatching field engineers relative to manufacturer's warranties. M&I will remain current on new releases of the Hardware and assist the Customer in determining the value of upgrading and, when requested by Customer, negotiate the price of the upgrade from the vendor. Pricing for assistance with installing any upgrades will be based upon M&I's then current rates for such services. The support is provided on the condition that Customer sends at minimum one (1) person to Novell LAN training and that Customer designates two (2) contact persons for M&I to interact with on supporting the operating environment. If on-site support is required or requested the Customer agrees to pay for M&I's effort at M&I's thencurrent rates for such services, plus reasonable expenses incurred by M&I. M&I shall provide telephone support with regard to the operating environment during M&I's regular business hours and, at all other times, an emergency telephone number to be used at the Customer's discretion to secure necessary telephone support with regard to emergency situations.

         8. Purchase Price. Customer agrees to pay the Hardware and Installation Services purchased from M&I. The total purchase price, excluding all applicable taxes, duties, shipping charges, and travel and lodging expenses will not exceed $270,115.00 for the Hardware in Exhibit A and $15,225.00 for the Installation Services. The Customer shall pay all applicable taxes, duties, shipping expenses, and other charges (including, but not limited to, sales, use, excise, and personal property taxes) now or hereafter levied, assessed, or charged against the Hardware and services as a consequence of this Addendum No. 1, except where such taxes, duties, or charges are based upon the net income of M&I.

         9. Payment Terms. Customer agrees to pay for the Hardware listed in Exhibit A and the Installation Services within ten (10) days of receipt of invoice. Amounts past due thirty (30) days or more are subject to a late fee of one and one half percent (1.50%) per month of the past due amounts. M&I will invoice Customer upon execution of this contract addendum for fifty percent (50%) of the Installation Services. Hardware listed in Exhibit A will be invoiced upon shipment to Customer. M&I will invoice Customer upon completion of the Installation Services for the remaining fifty percent (50%) of the Installation Services, and all out-of-pocket charges.

         10. Change Orders. Customer agrees to notify M&I of any request to change the Hardware in Exhibit A of this Addendum No. 1 in writing. M&I will prepare a change order that will define the scope of the changes to include the new prices for the Hardware and Installation Services. M&I will send the change order to Customer for an authorized signature.

         11. Restocking Fee. Customer agrees to a restocking fee of two (2.0%) percent of each item's purchase price plus the shipping costs for returned items or cancelled items in Exhibit A of this Addendum No. 1. The restocking fee will apply to all items in Exhibit A of this Addendum No. 1 and to all or any subsequent change orders to this Addendum No.1.

         12. Incorporation of License Agreement. Terms and conditions of the Salespartner and PCTeller Software License Agreement not in conflict with those contained herein shall govern this Addendum No. 1 as if specifically contained in this Addendum No. 1.

         THE PARTIES HERETO ACKNOWLEDGE THAT EACH HAS READ THIS ADDENDUM NO. 1, UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS, AS STATED HEREIN.

         IN WITNESS WHEREOF, the parties hereto through their duly authorized officers and agents have hereby executed this Addendum No. 1 on the date before written.


COLUMBIA BANK                                  M&I DATA SERVICES
(CUSTOMER)                                     (M&I)


By:      /S/                                   By:      /S/
Name:    John A. Scaldara, Jr.                 Name:    Debra Janssen
Title:   CFO                                   Title:   VP


Attest:                                        Attest:

By:      /S/                                   By:      /S/
Name:    Melissa Quirk                         Name:    Bobbi J. Winnes
Title:   Vice President                        Title:   Assistant Vice President

                                   EXHIBIT A
                                 ADDENDUM NO. 1
              SALESPARTNER AND PCTELLER SOFTWARE LICENSE AGREEMENT
                               M&I DATA SERVICES
                           Milwaukee, Wisconsin 53202




BRANCH                                               BRANCH TOTAL
------                                               ------------
Columbia Town Center                                  $32,059.00
Columbia Town Center  - Satellite                       6,905.97
Ellicott City                                          64,344.18
Harper's Choice                                        26,306.50
Oakland Mills                                          34,896.12
Glenmore                                               11,233.94
Vantage House                                           7,018.38
Roland Park Place                                       7,018.38
Blakehurst                                              3,509.19
Cross Keys                                             30,991.87
Heaver Plaza                                           42,153.47
Long Gate                                              18,902.98

                  AMENDMENT NO. 1 TO SALESPARTNER AND PCTELLER
                           SOFTWARE LICENSE AGREEMENT


         This Amendment No. 1 to Salespartner and PCTeller Software License Agreement is entered into as of this __________ day of ____________________, 1997, by and between M&I Data Services ("M&I") and The Columbia Bank (the "Customer").

                                    RECITALS

         WHEREAS, M&I and Customer are parties to a Salespartner and PCTeller Software License Agreement dated March 22, 1996 (the "Agreement"), pursuant to which the Customer obtained a right and license to use the Salespartner and PCTeller Software (the "Software") for its own internal business purposes; and,

         WHEREAS, the Customer wishes to license additional copies of the Software.

         NOW, THEREFORE, in consideration of the Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the mutual covenants and agreements set forth herein, M&I and Customer agree as follows:

         1. AMENDMENT TO AGREEMENT. Exhibit A to the Agreement is amended by, and should be read in conjunction with, Exhibit A attached hereto.

         2. CONTINUANCE OF AGREEMENT. Except as amended herein, the conditions and terms of the Agreement shall remain in full force and effect.

         3. BINDING AGREEMENT. Each party executing this Amendment No. 1 agrees to be bound by all the terms and conditions contained in the Agreement as modified by this Amendment No. 1.

         THE PARTIES HERETO ACKNOWLEDGE THAT EACH HAS READ THIS AMENDMENT NO. 1, UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS AS STATED HEREIN.

         IN WITNESS HEREOF, the parties hereto, through their duly authorized officers and agents, have hereby executed this Amendment No.1 on the date before written.



THE COLUMBIA BANK                                  M&I DATA SERVICES
(CUSTOMER)                                         (M&I)


By:      /S/                                       By:      /S/
Name:    John A. Scaldara, Jr.                     Name:    Peter J. Van Sistine
Title:   Executive Vice President                  Title:   Vice President

                          EXHIBIT A TO AMENDMENT NO. 1
              SALESPARTNER AND PCTELLER SOFTWARE LICENSE AGREEMENT
                               M&I DATA SERVICES
                           Milwaukee, Wisconsin 53202


Customer Name:             The Columbia Bank
Address:                   9151 Baltimore National Pike
                           Ellicott City, MD 21042

Description and Number of Licensed Computer(s)/Workstation(s)/Equipment:
------------------------------------------------------------------------
Total of          Thirteen (13) locations to be defined by the Customer.
Software -        Twelve (12) locations licensed under original License
                  Agreement. One (1) location licensed pursuant to this Amendment No. 1.

Customer's Primary Location Description:
----------------------------------------
                           The Columbia Bank
                           9151 Baltimore National Pike
                           Ellicott City, MD 21042

User Documentation:
-------------------
PCTeller User Guide - 5 copies
Salespartner Branch Administration Manual - 1 copy
Salespartner User Guide - 3 copies

License Fee:
------------

PREVIOUSLY LICENSED:                                                                    $ 153,350.00
Due upon execution of this Amendment:

         Long Gate Branch                            Salespartner stations - 3          $  10,800.00
         4450 Long Gate Parkway                      PCTeller stations - 5
         Ellicott City, MD 21042

         Wilde Lake Branch                           Salespartner stations - 3          $  10,800.00
         10451 Twin Rivers Road Suite 122            PCTeller stations - 6
         Columbia, MD 21044

         Harmony Hall Branch                         PCTeller stations - 2 @ $795       $   1,590.00
         6336 Cedar Lane                                                                ------------
         Columbia, MD 21044


Subtotal                                                                                   23,190.00
SalesTax-(5%)                                                                               1,159.50
                                                                                        ------------
TOTAL                                                                                   $  24,349.50
                                                                                        ------------

Total License Fee to Date Excluding Tax:                                                $ 164,150.00
                                                                                        ============

Software Maintenance Fee:
$50 per mini location.
$100 per month per location authorized to access the Software.